FOR IMMEDIATE RELEASE

July 22, 2003

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Second Quarter 2003 EPS Up 14%

LAFAYETTE, LOUISIANA—IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 116-year-old IBERIABANK (http://www.iberiabank.com), announced record quarterly earnings. For the quarter ended June 30, 2003, the Company earned $6.0 million, a 29% increase over the same period in 2002, and 15% compared to the first quarter of 2003. On a per share basis, the Company earned $0.85 per diluted share for the quarter, up 14% from the same period in 2002. The Company’s results of $0.85 per diluted share exceeded average analyst expectations of $0.84 per share. For 14 consecutive quarters, the Company has achieved record results that met or exceeded average analyst estimates.

For the six months ended June 30, 2003, net income totaled $11.2 million, up 24% compared to the same period last year. On a per share basis, the Company earned $1.68 per diluted share in the first half of 2003, up 14% from $1.47 per diluted share during the same six-month period in 2002.

Highlights For The Quarter Ended June 30, 2003

•	The Company surpassed the $2 billion milestone for total assets during the quarter.

•	The acquisition of Acadiana Bancshares, Inc. was completed on February 28, 2003 using the purchase accounting method under generally accepted accounting principles (“GAAP”). Under this method of accounting, the financial statements of the Company were not restated prior to February 28, 2003. Results for the second quarter of 2003 incorporate the full impact of the acquisition.

•	Tax-equivalent net interest income was $17.7 million in the second quarter of 2003, an increase of 7% compared to the first quarter of 2003 and 16% compared to the second quarter of 2002. Total tax-equivalent revenues were $23.9 million, an increase of 11% compared to the first quarter of 2003 and 17% compared to the second quarter of 2002.

•	Tax-equivalent net interest margin in the second quarter of 2003 was 3.90%, down from 4.20% in the first quarter of 2003. For the second quarter of 2003, return on average assets (“ROA”) was 1.21% and return on average equity (“ROE”) was 12.88%. All of these figures were impacted by the Acadiana acquisition.

•	Annualized net charge-offs as a percentage of average loans declined to 0.25% in the second quarter of 2003, the lowest level in ten quarters. Nonperforming assets (“NPAs”) increased $1.3 million during the quarter. As a percentage of total assets, NPAs were 0.37% at June 30, 2003 compared to 0.31% at March 31, 2003, but down from 0.60% one year ago. Allowance for loan losses increased to 1.26% of total loans at June 30, 2003 from 1.23% at March 31, 2003.

•	Equity-to-assets ratio was 9.30% at June 30, 2003, up 41 basis points since year-end 2002. Tier 1 Leverage ratio was 7.38% at June 30, 2003. The Company issued $10 million in trust preferred securities on June 17, 2003, swapped to yield 5.88% for five years.

•	On June 17, 2003, the Company raised the quarterly cash dividend to $0.22 per share, an increase of 22% compared to the same quarter last year. The dividend payout ratio was 24.3% in the second quarter of 2003, down from 25.3% in the first quarter of 2003.

•	The Company acquired a total of 40,800 shares of the Company’s common stock during the second quarter of 2003, at a weighted average cost of $45.34 per share.

•	Total deposits climbed $36 million, or 2%, between March 31, 2003 and June 30, 2003. Strong growth was exhibited in the second quarter of 2003 in noninterest bearing, NOW accounts and CDs.

•	Total loans grew $26 million, or 2%, between March 31, 2003 and June 30, 2003. The Company experienced strong growth in home equity loans, residential construction, and private banking loans. As described below, exclusive of the bulk sale of Acadiana loans, loan growth during the quarter was 4%, or a 16% annualized rate.

•	Quarterly mortgage loan origination volumes reached a record level of $123 million, up from the prior record of $74 million in the first quarter of 2003, or a 68% increase. The mortgage loan pipeline of applications was $92 million at June 30, 2003, the highest level in the Company’s history.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “The first half of 2003 has presented a very challenging environment for banks. The national economic slowdown and relatively flat yield curve have placed significant pressure on bank earnings. We have been fortunate that our conservative approach to business, our attention on the fundamentals of banking and the relatively favorable economic conditions in the markets we serve have enabled our Company to navigate these perilous waters. We believe our focus on growth, continuous improvement and consistency with our clients enhances our prospects and shareholder returns.”

Loans And Deposits

Total loans grew $26 million during the quarter, or an increase of 2%. On April 30, 2003, the Company sold to a third party $27 million in principal balance of residential mortgage loans that were acquired two months earlier as a result of the Acadiana acquisition. The Company concluded these high coupon loans were particularly vulnerable to prepayment, given historical and anticipated trends. Proceeds of the bulk loan sale were used to pay down overnight borrowings and fund volume growth in other loans originated during the quarter. As a result of the sale, the Company reduced by $1.2 million the loan premium and goodwill associated with the Acadiana acquisition.

Exclusive of the aforementioned bulk loan sale, total loans increased $53 million, or 4%, between March 31, 2003 and June 30, 2003 (16% annualized rate). On the same basis, residential mortgage and construction loans, increased $27 million, or 8%, during the second quarter (33% annualized rate). Home equity loans and lines climbed $18 million, or 12%, during the quarter (49% annualized rate). Commercial loans increased $6 million, or 1% (5% annualized rate). Indirect automobile loan volume grew $6 million, or nearly 3% (11% annualized rate).

The average yield on loans declined 32 basis points between the first and second quarters of 2003 as average loan volume climbed $173 million, or 15%. During this period, mortgage, consumer and commercial loan yields declined by 34, 39, and 23 basis points, respectively. The reduction in the average loan yield was significantly impacted by the Acadiana acquisition and continued refinancing of automobile and mortgage-related products.

Between March 31, 2003 and June 30, 2003, total deposits grew $36 million, or over 2% (10% annualized rate). Deposit growth was experienced in all segments—commercial, retail, and institutional, and in nearly all deposit categories—noninterest bearing, interest checking and time deposits. The Company’s cost of interest bearing deposits declined 10 basis points in the second quarter of 2003 compared to the first quarter of 2003. Average interest bearing deposits climbed nearly $190 million, or over 16% in the second quarter compared to the first quarter of 2003. Similarly, average noninterest bearing deposit volume grew $17 million, or 10% during this period.

Investment Portfolio, Funding And Capital

The investment portfolio totaled $461 million at June 30, 2003, up $35 million or 8%, since March 31, 2003. The yield on the investment portfolio declined by 43 basis points between the first and second quarters of 2003. The primary reasons for the decline in yield were the increase in the size of the portfolio due to proactive purchases and accelerated bond premium amortization. The increase in the portfolio was a result of the Company’s proactive purchasing of $35 million in investment securities in advance of anticipated cash flows for the following two months at yields of around 3.70%. Prepayment speeds accelerated during the quarter, causing additional bond premium amortization to be recognized during the second quarter of 2003. Bond premium amortization increased $360,000 between the first and second quarters of 2003, which lowered the investment portfolio yield by 32 basis points (8 basis point impact on the margin). At June 30, 2003, the Company’s investment portfolio had a tax-equivalent yield of 3.74% and a modified duration of 2.9 years, compared to 3.92% and 2.4 years, respectively on March 31, 2003. The portfolio had a total unrealized gain of nearly $7 million on June 30, 2003.

Long-term debt increased $10 million during the quarter, as a result of the issuance of $10 million in trust preferred securities on June 17, 2003. The trust preferred securities were issued at a 315 basis point spread to 3-month LIBOR, swapped on June 30, 2003 to yield 5.88% for five years. No origination fee was paid associated with the issuance of these securities. The most recent trust preferred offering is the Company’s second issuance.

In association with the first trust preferred offering, the Company authorized a supplemental share repurchase program on November 18, 2002 totaling between 60,000 and 130,000 shares. During the quarter just completed, the Company acquired a total of 40,800 shares of the Company’s common stock, at a weighted average cost of $45.34 per share. In aggregate under this program, the Company has acquired 87,100 shares at a weighted average cost of $41.56 per share.

Capital ratios remain very strong despite the expansion of the balance sheet associated with the Acadiana acquisition and the supplemental share repurchase program. Shareholders’ equity jumped nearly $43 million between year-end 2002 and March 31, 2003 as a result of the Acadiana acquisition. Between March 31, 2003 and June 30, 2003, equity grew another $4.6 million. At June 30, 2003, shareholders’ equity was 9.30% of total assets, compared to 9.22% at March 31, 2003 and 8.89% at year-end 2002. At similar periods, the tier 1 leverage ratio was 7.38%, 7.81% and 7.62%, respectively.

Asset Quality

The ratio of net charge-offs to average loans was 0.25%, compared to 0.38% in the first quarter of 2003, and 0.63% in the same quarter one year ago. The Company’s provision for loan losses was $1.6 million in the second quarter of 2003, equal to the level recorded in first quarter of 2003. The provision covered net charge-offs 1.9 times in the second quarter of 2003, compared to 1.5 times in the first quarter. The allowance for loan losses was 1.26% at June 30, 2003 compared to 1.23% of total loans at March 31, 2003, and 1.25% at December 31, 2002. The Company believes that it uses a conservative definition of NPAs. The Company defines NPAs as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. Non-performing assets amounted to $7.5 million at June 30, 2003, up $1.3 million compared to March 31, 2003. The increase in nonperforming assets was associated with the Company’s proactive loan portfolio management approach, focused primarily on a few credits most of which were past due 90 days or more. The Company believes these credits are very well secured and no material losses are anticipated upon resolution of these credits. Nonperforming assets equated to 0.37% of total assets at June 30, 2003 compared to 0.31% at March 31, 2003 and 0.60% one year ago. Reserve coverage of nonperforming loans was 313% at June 30, 2003, compared to 403% at March 31, 2003 and 302% at December 31, 2002.

The Company negotiated recently the sale of the large motel credit, subject to certain conditions. The sale is anticipated to be completed late in the third quarter of 2003 with no material impact to the Company’s financial statements.

Operating Results

The Company’s tax-equivalent net interest margin declined 30 basis points in the second quarter of 2003 to 3.90%, compared to 4.20% in the first quarter of 2003. The primary causes for the margin decline were two-fold. First, the accelerated bond premium amortization negatively affected the margin for the quarter by 8 basis points. Second, the Acadiana acquisition accounted for the remaining margin compression due to both the mix of the balance sheet acquired and the mark-to-market adjustments. Despite the decline in the margin, tax-equivalent net interest income grew 7% in the second quarter of 2003 compared to the first quarter of 2003, and 16% from the same quarter last year. The Company believes the negative impact of the recent Federal Reserve rate reductions on June 25, 2003 was offset by improved liability pricing.

Noninterest income in the second quarter of 2003 climbed $1.1 million, or 23%, compared to the first quarter of 2003, and up 21% versus the same quarter last year. Income from the sale of mortgage loans recently originated totaled $1.1 million for the second quarter, up $430,000 or 61% compared to the first quarter of 2003. The Company recorded a $89,000 gain on the sale of excess property during the second quarter, approximately equal to the gain on the sale of investments reported in the first quarter of 2003. The remaining improvement in noninterest income was primarily a result of the Acadiana acquisition.

Total noninterest expense increased 9.8% versus the first quarter of 2003, and 14.9% versus the same quarter last year. The increase in noninterest expense was driven by three factors. First, mortgage-related commission expense increased by $138,000, or 79% between the first and second quarters of 2003 as production levels escalated. Second, the 20% improvement in the Company’s stock price during the quarter caused a $53,000 increase in compensation cost associated with the ESOP and other benefit plans. Finally, the full quarterly impact of the expense structure of the acquired Acadiana franchise was incurred during the second quarter of 2003. Systems conversions were completed on April 29, 2003 and branch consolidations will continue throughout the year. Management anticipates additional cost savings to be achieved from the acquisition will be phased in throughout 2003 as the branch consolidations are completed. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) improved from 54.8% in the fourth quarter of 2002 to 54.0% in the first quarter of 2003 and 52.8% in the second quarter of 2003. The Company remains comfortable with the targeted ratio of 50%.

Return on average assets was 1.21% for the second quarter of 2003, down three basis points compared to both the first quarter of 2003 and 8 basis points in the same quarter last year. Return on average equity for the second quarter of 2003 was 12.88%, compared to 13.56% in the first quarter of 2003 and 13.21% in the same quarter last year. The decline in ROE was primarily a result of the Acadiana acquisition, as average equity increased substantially during the quarter just completed. Management believes traditional ROE measures penalize companies, such as IBERIABANK Corporation, that completed acquisitions using only purchase accounting treatment and not pooling of interests treatment. As a result, an alternative measure that the Company considers to “level the playing field” between purchase and pooling of interests accounting treatments is return on average tangible equity. Return on average tangible equity, defined as net income divided by average equity less average intangibles, was

20.22% in the second quarter of 2003, compared to 19.10% in the first quarter of 2003 and 17.94% one year ago.

The Company announced it has raised the lower end of its prior stated EPS comfort range for full year 2003 by $0.05 per share. The revised 2003 EPS comfort range is $3.37 to $3.42 per fully diluted share. In addition, management confirmed prior stated guidance of double–digit growth in fully diluted EPS for 2004.

Based on a closing stock price on July 22, 2003 of $50.61 per share, the Company’s common stock traded at a price-to-earnings ratio of 14.8 times current average analyst estimates of $3.41 per fully diluted EPS for 2003 and 13.4 times average analyst estimates of $3.77 per fully diluted EPS for 2004. In addition, the Company’s stock traded at 1.80 times June 30, 2003 book value per share of $28.18. On June 16, 2003, the Company declared a 10% increase in the quarterly cash dividend to $0.22 per share, payable to shareholders of record as of June 30, 2003. This dividend level represents a 22% increase over the same period last year and equates to an annualized dividend rate of $0.88 per share and an indicated dividend yield of 1.74%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, July 23, 2003, beginning at 8:30 a.m. Central Daylight Time by dialing 888-273-9890. The confirmation code for the call is 688334. A replay of the call will be available until midnight Central Daylight Time on July 30, 2003 by dialing 800-475-6701. The confirmation code for the replay is 688334.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the third largest Louisiana-based bank holding company. The Company operates full service offices located in south central Louisiana, north Louisiana, and the greater New Orleans area. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and Company’s market capitalization currently exceeds $330 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2003	2002	% Change	2003	% Change
Income Data (in thousands):
Net Interest Income	$17,065	$14,938	14%	$15,913	7%
Net Interest Income (TE)(1)	17,712	15,267	16%	16,495	7%
Net Income	5,979	4,641	29%	5,218	15%
Per Share Data:
Net Income—Basic	$0.92	$0.81	14%	$0.90	3%
Net Income—Diluted	0.85	0.75	14%	0.83	3%
Book Value	28.18	24.38	16%	27.60	2%
Tangible Book Value(2)	18.49	18.35	1%	18.00	3%
Cash Dividends	0.22	0.18	22%	0.20	10%
Key Ratios:(3)
Return on Average Assets	1.21%	1.29%		1.24%
Return on Average Equity	12.88%	13.21%		13.56%
Return on Average Tangible Equity(2)	20.22%	17.94%		19.10%
Net Interest Margin (TE)(1)	3.90%	4.61%		4.20%
Efficiency Ratio	55.8%	56.3%		56.4%
Tangible Efficiency Ratio (TE)(1)(2)	52.8%	54.6%		54.0%
Average Loans to Average Deposits	86.5%	78.1%		86.9%
Nonperforming Assets to Total Assets(4)	0.37%	0.60%		0.31%
Allowance for Loan Losses to Loans	1.26%	1.21%		1.23%
Net Charge-Offs to Average Loans	0.25%	0.63%		0.38%
Average Equity to Average Total Assets	9.38%	9.79%		9.10%
Tier 1 Leverage Ratio	7.38%	7.59%		7.81%
Dividend Payout Ratio	24.3%	22.7%		25.3%
Number of Shares Outstanding:
Basic Shares (Average)	6,485,180	5,727,497		5,822,158
Diluted Shares (Average)	7,015,872	6,202,216		6,305,583
Book Value Shares (Period End)(5)	6,634,511	5,888,493		6,606,436

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	June 30,			March 31, 2003	December 31, 2002
	2003	2002	% Change
BALANCE SHEET (End of Period)
ASSETS
Cash and Due From Banks	$40,441	$34,077	18.7%	$48,817	$36,555
Interest-Bearing Deposits in Banks	15,449	18,622	(17.0)%	45,504	27,220

Total Cash and Equivalents	55,890	52,699	6.1%	94,321	63,775
Investment Securities Available for Sale	392,953	233,862	68.0%	351,228	309,636
Investment Securities Held to Maturity	67,615	90,023	(24.9)%	74,789	58,486

Total Investment Securities	460,568	323,885	42.2%	426,017	368,122
Mortgage Loans Held for Sale	18,540	2,419	666.4%	11,795	8,683
Loans, Net of Unearned Income	1,333,705	972,628	37.1%	1,307,810	1,044,492
Allowance for Loan Losses	(16,772)	(11,770)	42.5%	(16,089)	(13,101)

Loans, net	1,316,933	960,858	37.1%	1,291,721	1,031,391
Premises and Equipment	28,929	18,978	52.4%	27,798	18,161
Goodwill and Acquisition Intangibles	64,276	35,487	81.1%	63,417	35,401
Mortgage Servicing Rights	398	136	192.6%	423	122
Other Assets	63,763	42,297	50.8%	61,712	44,933

Total Assets	$2,009,297	$1,436,759	39.8%	$1,977,204	$1,570,588

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$190,212	$144,341	31.8%	$188,859	$159,005
Interest-Bearing Deposits	1,336,032	1,050,277	27.2%	1,300,948	1,083,227

Total Deposits	1,526,244	1,194,618	27.8%	1,489,807	1,242,232
Short-Term Borrowings	87,000	35,000	148.6%	105,600	75,000
Securities Sold Under Agreements to Repurchase	22,593	10,442	116.4%	21,443	21,803
Long-Term Debt	166,041	42,615	289.6%	156,463	75,458
Other Liabilities	20,471	10,537	94.3%	21,573	16,497

Total Liabilities	1,822,349	1,293,212	40.9%	1,794,886	1,430,990
Total Shareholders’ Equity	186,948	143,547	30.2%	182,318	139,598

Total Liabilities and Shareholders’ Equity	$2,009,297	$1,436,759	39.8%	$1,977,204	$1,570,588

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change
INCOME STATEMENT
Interest Income	$24,707	$22,016	12.2%	$47,319	$44,190	7.1%
Interest Expense	7,642	7,078	8.0%	14,341	14,801	(3.1)%

Net Interest Income	17,065	14,938	14.2%	32,978	29,389	12.2%
Provision for Loan Losses	1,574	1,798	(12.5)%	3,149	2,998	5.0%

Net Interest Income After Provision for Loan Losses	15,491	13,140	17.9%	29,829	26,391	13.0%
Service Charges	2,954	2,629	12.4%	5,552	4,588	21.0%
ATM Fees	504	419	20.3%	932	787	18.4%
Gain on Sale of Loans	1,132	431	162.6%	1,834	796	130.4%
Other Gains	164	391	(58.1)%	265	406	(34.7)%
Other Noninterest Income	1,242	1,072	15.9%	2,285	1,952	17.1%

Total Noninterest Income	5,996	4,942	21.3%	10,868	8,529	27.4%
Salaries and Employee Benefits	6,718	5,986	12.2%	12,769	11,654	9.6%
Occupancy and Equipment	1,627	1,361	19.5%	3,058	2,724	12.3%
Goodwill and Acquisition Intangible Amortization	248	75	230.7%	332	157	111.5%
Other Noninterest Expense	4,274	3,773	13.3%	8,430	6,981	20.8%

Total Noninterest Expense	12,867	11,195	14.9%	24,589	21,516	14.3%
Income Before Income Taxes	8,620	6,887	25.2%	16,108	13,404	20.2%
Income Taxes	2,641	2,246	17.6%	4,911	4,376	12.2%

Net Income	$5,979	$4,641	28.8%	$11,197	$9,028	24.0%

Earnings Per Share, diluted	$0.85	$0.75	13.9%	$1.68	$1.47	14.3%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
BALANCE SHEET (Average)
ASSETS
Cash and Due From Banks	$37,631	$35,736	$32,610	$32,663	$31,258
Interest-Bearing Deposits in Banks	29,228	25,886	14,512	9,655	26,479
Investment Securities	435,364	388,719	348,547	314,427	332,007
Mortgage Loans Held for Sale	18,796	8,274	9,059	4,643	4,897
Loans, Net of Unearned Income	1,313,405	1,140,216	1,017,834	989,364	951,821
Allowance for Loan Losses	(16,629)	(14,267)	(12,695)	(12,000)	(11,244)
Other Assets	166,963	128,958	113,953	105,713	103,955

Total Assets	$1,984,758	$1,713,522	$1,523,820	$1,444,465	$1,439,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$183,952	$166,709	$159,027	$146,818	$145,585
Interest-Bearing Deposits	1,335,278	1,145,655	1,073,038	1,058,923	1,073,764

Total Deposits	1,519,230	1,312,364	1,232,065	1,205,741	1,219,349
Short-Term Borrowings	75,918	99,518	42,235	23,361	7,760
Securities Sold Under Agreements to Repurchase	20,828	20,115	16,756	14,054	11,737
Long-Term Debt	157,807	103,112	64,868	39,566	42,921
Other Liabilities	24,744	22,399	27,102	17,973	16,457

Total Liabilities	1,798,527	1,557,508	1,383,026	1,300,695	1,298,224
Total Shareholders’ Equity	186,231	156,014	140,794	143,770	140,949

Total Liabilities and Shareholders’ Equity	$1,984,758	$1,713,522	$1,523,820	$1,444,465	$1,439,173

	2003		2002
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
INCOME STATEMENT
Interest Income	$24,707	$22,612	$21,642	$21,720	$22,016
Interest Expense	7,642	6,699	6,447	6,710	7,078

Net Interest Income	17,065	15,913	15,195	15,010	14,938
Provision for Loan Losses	1,574	1,575	1,699	1,500	1,798

Net Interest Income After Provision for Loan Losses	15,491	14,338	13,496	13,510	13,140
Total Noninterest Income	5,996	4,872	4,604	4,733	4,942
Total Noninterest Expense	12,867	11,722	11,217	11,299	11,195

Income Before Income Taxes	8,620	7,488	6,883	6,944	6,887
Income Taxes	2,641	2,270	2,166	2,236	2,246

Net Income	$5,979	$5,218	$4,717	$4,708	$4,641

Earnings Per Share, basic	$0.92	$0.90	$0.85	$0.83	$0.81

Earnings Per Share, diluted	$0.85	$0.83	$0.79	$0.76	$0.75

Book Value Per Share	$28.18	$27.60	$24.88	$24.71	$24.38

Return on Average Assets	1.21%	1.24%	1.23%	1.29%	1.29%
Return on Average Equity	12.88%	13.56%	13.29%	12.99%	13.21%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	June 30,			March 31, 2003	December 31, 2002
	2003	2002	% Change
LOANS RECEIVABLE
Residential Mortgage Loans:
Residential 1-4 Family	$311,036	$180,670	72.2%	$320,855	$207,130
Construction	33,119	11,798	180.7%	23,625	16,470

Total Residential Mortgage Loans	344,155	192,468	78.8%	344,480	223,600
Commercial Loans:
Real Estate	322,450	244,116	32.1%	321,504	254,688
Business	194,764	133,512	45.9%	189,175	157,288
Commercial Leases	1,900	2,197	(13.5)%	1,976	2,051

Total Commercial Loans and Leases	519,114	379,825	36.7%	512,655	414,027
Consumer Loans:
Indirect Automobile	234,189	215,022	8.9%	228,069	219,280
Home Equity	165,100	119,308	38.4%	147,209	122,799
Automobile	27,216	26,956	1.0%	29,526	25,943
Credit Card Loans	8,984	9,548	(5.9)%	8,727	9,432
Other	34,947	29,501	18.5%	37,144	29,411

Total Consumer Loans	470,436	400,335	17.5%	450,675	406,865

Total Loans Receivable	1,333,705	972,628	37.1%	1,307,810	1,044,492

Allowance for Loan Losses	(16,772)	(11,770)		(16,089)	(13,101)

Loans Receivable, Net	$1,316,933	$960,858		$1,291,721	$1,031,391

	June 30,			March 31, 2003	December 31, 2002
	2003	2002	% Change
ASSET QUALITY DATA
Nonaccrual Loans	$3,813	$2,558	49.0%	$3,420	$3,257
Foreclosed Assets	88	150	(41.3)%	72	156
Other Real Estate Owned	2,021	4,869	(58.5)%	2,075	2,111
Accruing Loans More Than 90 Days Past Due	1,546	1,029	50.2%	573	1,086

Total Nonperforming Assets(1)	$7,468	$8,607	(13.2)%	$6,141	$6,610

Nonperforming Assets to Total Assets(1)	0.37%	0.60%	(38.0)%	0.31%	0.42%
Nonperforming Assets to Total Loans + OREO(1)	0.56%	0.88%	(36.5)%	0.47%	0.63%
Allowance for Loan Losses to Nonperforming Loans(1)	313.0%	328.0%	(4.6)%	402.9%	301.6%
Allowance for Loan Losses to Nonperforming Assets(1)	224.6%	136.8%	64.2%	262.0%	198.2%
Allowance for Loan Losses to Total Loans	1.26%	1.21%	3.9%	1.23%	1.25%
Year to Date Charge-offs	$2,509	$2,619	(4.2)%	$1,411	$4,782
Year to Date Recoveries	$592	$273	117.1%	$329	$569

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	June 30,			March 31, 2003	December 31, 2002
	2003	2002	% Change
DEPOSITS
Noninterest-Bearing DDA	$190,212	$144,341	31.8%	$188,859	$159,005
NOW Accounts	336,951	253,938	32.7%	307,866	281,825
Savings and Money Market Accounts	357,103	312,232	14.4%	366,903	319,495
Certificates of Deposit	641,978	484,107	32.6%	626,179	481,907

Total Deposits	$1,526,244	$1,194,618	27.8%	$1,489,807	$1,242,232

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2003		June 30, 2002
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$340,971	6.28%	$191,648	7.80%
Commercial Loans (TE)(1)	509,201	5.39%	358,802	6.41%
Consumer and Other Loans	461,292	7.25%	399,159	8.30%
Lease Financing Receivables	1,941	5.50%	2,212	5.54%

Total Loans	1,313,405	6.28%	951,821	7.48%

Mortgage Loans Held for Sale	18,796	5.38%	4,897	4.82%
Investment Securities (TE)(1)(2)	432,070	3.91%	331,197	5.18%
Other Earning Assets	46,145	1.94%	32,122	1.92%

Total Earning Assets	1,810,416	5.59%	1,320,037	6.76%
Allowance for Loan Losses	(16,629)		(11,244)
Nonearning Assets	190,971		130,380

Total Assets	$1,984,758		$1,439,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$323,089	0.91%	$254,623	1.20%
Savings and Money Market Accounts	363,754	0.89%	319,624	1.39%
Certificates of Deposit	648,435	2.55%	499,517	3.56%

Total Interest-Bearing Deposits	1,335,278	1.70%	1,073,764	2.35%
Short-Term Borrowings	96,746	1.33%	19,497	1.99%
Long-Term Debt	157,807	4.13%	42,921	6.24%

Total Interest-Bearing Liabilities	1,589,831	1.92%	1,136,182	2.49%
Noninterest-Bearing Demand Deposits	183,952		145,585
Noninterest-Bearing Liabilities	24,744		16,457

Total Liabilities	1,798,527		1,298,224
Shareholders’ Equity	186,231		140,949

Total Liabilities and Shareholders’ Equity	$1,984,758		$1,439,173

Net Earning Assets	$220,585		$183,855
Net Interest Spread	$17,065	3.67%	$14,938	4.27%
Tax-Equivalent Benefit	$647	0.23%	$329	0.34%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$17,712	3.90%	$15,267	4.61%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Six Months Ended
	June 30, 2003		June 30, 2002
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$303,615	6.42%	$195,209	7.80%
Commercial Loans (TE)(1)	480,669	5.49%	353,484	6.56%
Consumer and Other Loans	442,386	7.43%	398,744	8.41%
Lease Financing Receivables	1,979	5.53%	1,162	5.31%

Total Loans	1,228,649	6.42%	948,599	7.59%

Mortgage Loans Held for Sale	13,579	5.45%	5,436	5.78%
Investment Securities (TE)(1)(2)	409,535	4.11%	318,376	5.19%
Other Earning Assets	42,758	1.90%	52,092	1.77%

Total Earning Assets	1,694,521	5.74%	1,324,503	6.78%
Allowance for Loan Losses	(15,555)		(11,192)
Nonearning Assets	170,538		131,244

Total Assets	$1,849,504		$1,444,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$307,334	0.94%	$253,154	1.24%
Savings and Money Market Accounts	348,620	0.94%	318,049	1.45%
Certificates of Deposit	586,633	2.65%	512,528	3.73%

Total Interest-Bearing Deposits	1,242,587	1.75%	1,083,731	2.48%
Short-Term Borrowings	108,133	1.36%	17,473	2.14%
Long-Term Debt	130,464	4.33%	40,377	6.35%

Total Interest-Bearing Liabilities	1,481,184	1.95%	1,141,581	2.61%
Noninterest-Bearing Demand Deposits	175,200		146,505
Noninterest-Bearing Liabilities	21,914		17,534

Total Liabilities	1,678,298		1,305,620
Shareholders’ Equity	171,206		138,935

Total Liabilities and Shareholders’ Equity	$1,849,504		$1,444,555

Net Earning Assets	$213,337		$182,922
Net Interest Spread	$32,978	3.79%	$29,389	4.17%
Tax-Equivalent Benefit	$1,229	0.25%	$626	0.36%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$34,207	4.04%	$30,015	4.53%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	For the Three Months Ended
	6/30/2003	3/31/2003	6/30/2002
Net Interest Income	$17,065	$15,913	$14,938
Effect of Tax Benefit on Interest Income	647	582	329

Net Interest Income (TE)(1)	17,712	16,495	15,267

Noninterest Income	5,996	4,872	4,942
Effect of Tax Benefit on Noninterest Income	211	174	172

Noninterest Income (TE)(1)	6,207	5,046	5,114

Total Revenues (TE)(1)	$23,919	$21,541	$20,381

Total Noninterest Expense	$12,867	$11,722	$11,195
Less Intangible Amortization Expense	(248)	(84)	(75)

Tangible Operating Expense(2)	$12,619	$11,638	$11,120

Return on Average Equity	12.88%	13.56%	13.21%
Effect of Intangibles(2)	7.34	5.54	4.73

Return on Average Tangible Equity(2)	20.22%	19.10%	17.94%

Efficiency Ratio	55.8%	56.4%	56.3%
Effect of Tax Benefit Related to Tax Exempt Income	(2.0)	(2.0)	(1.4)

Efficiency Ratio (TE)(1)	53.8%	54.4%	54.9%
Effect of Amortization of Intangibles	(1.0)	(0.4)	(0.3)

Tangible Efficiency Ratio (TE)(1)(2)	52.8%	54.0%	54.6%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.